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                                                                  Exhibit 2.64


ASSET PURCHASE AGREEMENT

      This Agreement ("Agreement") is entered into as of February 5, 1998, by and among Cumulus Broadcasting, Inc., a Nevada corporation ("Broadcasting"), Cumulus Licensing Corporation, a Nevada corporation ("Licensing"), and Castle Broadcasting Limited Partnership, a Maine limited partnership (the "Seller"). Broadcasting and Licensing are referred to collectively herein as the "Buyers." The Buyers and the Seller are referred to collectively herein as the "Parties." Capitalized terms used in this Agreement are defined in Section 8 hereof.

      Subject to the terms and conditions of this Agreement, the Buyers hereby agree to purchase substantially all of the assets (and assume certain of the liabilities) of the Seller that are used or useful in the operation of radio stations WQCB-FM and WBZN-FM, licensed to Brewer, Maine and Old Town, Maine, respectively (the "Stations") in return for cash.

      Now, therefore, in consideration of the above premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

      1. Basic Transaction.

      (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Licensing agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to Licensing, all of the FCC Licenses listed in Section 2(l) of the Disclosure Schedule. In addition, Broadcasting agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to Broadcasting, all of the Acquired Assets other than the FCC Licenses. Both such sales shall take place at the Closing for the consideration specified below in this Section 1.

      (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyers agree to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyers will not assume or have any responsibility, however, with respect to the Retained Liabilities and the Seller agrees to pay and discharge all of the Retained Liabilities.

      (c) Purchase Price. The Buyers agree to pay to the Seller, as consideration for the Acquired Assets, the purchase price as set forth on
Exhibit 1(c)-1 hereto (the "Purchase Price"). The Purchase Price shall be payable as follows:

            (i) on the Closing Date, the Buyers shall pay to the Seller the amount of the Purchase Price less $50,000.00; and

            (ii) on the Closing Date, the Buyer shall pay to the Seller, on behalf of all parties to the Postclosing Agreement, the amount of Fifty Thousand Dollars ($50,000) as consideration for the agreements set forth in the Post-Closing Agreement.

On the date of this Agreement, the Buyers will deposit with the Escrow Agent an irrevocable letter of credit in the amount of the earnest money deposit as set forth on Exhibit 1(c)-1 hereto (the "Earnest Money Deposit") pursuant to an escrow agreement in the form attached hereto as Exhibit 1(c)-2 (the "Earnest Money Escrow Agreement"). If this Agreement is terminated without Closing of the transaction contemplated herein, the Earnest Money Deposit shall be paid to the Buyers or the Seller as provided in the Earnest Money Escrow Agreement.

      (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Rudman & Winchell, LLC, 84 Harlow Street, Bangor, Maine (or such other place as the parties may agree), commencing at 9:00 a.m. local time on the date set by the Buyers not later than the fifth business day after the FCC approval of the Assignment Application becomes a Final Order (,subject to the provisions of Section 4(r), and further subject to the satisfaction of all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby, or such other date as the Parties may mutually determine (the "Closing Date").

      (e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyers the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Buyers will deliver to the Seller the various certificates, instruments, and documents referred to in Section 5(b) below;
(iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyers (A) assignments (including Lease and other Assumed Contract assignments and Intellectual Property transfer documents), bills of sale and quit claim deeds with covenants, all in form and substance reasonably satisfactory to Buyers (B) such affidavits, transfer tax returns, memorandums of lease, and other additional documents as may be required by the terms of the title insurance commitments described in Section 4(o) hereof, as necessary to furnish title insurance as required by such section or as may be necessary to convey title to the Real Estate to the Buyers in the condition required herein or provide public notice of existence of the Leases, and (C) such other instruments of sale, transfer, conveyance, and assignment as the Buyers and their counsel reasonably may request; (iv) the Buyers will execute, acknowledge (if appropriate), and deliver to the Seller such instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyers will deliver to the Seller the consideration specified in Section 1(c) above.

      (f) Postclosing Agreement. On the Closing Date, the Seller shall execute, and shall cause the sole shareholder of its corporate general partner to execute, a Postclosing Agreement with the Buyer including covenants not to compete with the Buyer in the markets served by the Stations and agreements to indemnify the Buyer in the form of Exhibit 1(f) attached hereto. As set forth in
Section 1(c)(ii), a portion of the Purchase Price equal to Fifty Thousand Dollars ($50,000) shall be paid to the Seller by the Buyers on the Closing Date as consideration for the agreements set forth in the Postclosing Agreement.

      (g) Allocation. Within 30 days after the Closing Date, Seller and Buyers shall negotiate in good faith an allocation of the Purchase Price (and all other capitalizable costs) among the Acquired Assets, and shall file all required forms with the Internal Revenue Service in accordance with such allocation. If Seller and Buyers are unable to agree on an allocation within such period, Seller and Buyers will retain Broadcast Investment Associates to perform an asset appraisal and shall allocate the Purchase Price in accordance therewith. The costs of such appraisal shall be borne equally by Seller on the one hand and Buyers on the other.

      2. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyers that the statements contained in this Section 2 are correct and complete as of the date of this Agreement except as set forth in the lettered and numbered paragraphs contained in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule") corresponding to the lettered and numbered sections of this Section 2.

      (a) Organization of the Seller. The Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. The Seller does not have any Subsidiaries. The Seller has the power and authority to own or lease its properties and to carry on all business activities now conducted by it. The partners of the Seller and their respective partnership interests and status as a general or limited partner are set forth in the Disclosure Schedule.

      (b) Authorization of Transaction. The Seller has full power and authority (including full partnership power and authority) to execute and deliver this Agreement, the Earnest Money Escrow Agreement and the Post-Closing Agreement (collectively, the "Ancillary Agreements") and all agreements and instruments to be executed and delivered by Seller pursuant to this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the partners of the Seller have duly authorized the execution, delivery, and performance of this Agreement and the Ancillary Agreements by the Seller. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms and conditions, except as enforceability may be limited by laws applying to creditors' rights generally and by equitable principles.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the partnership agreement or certificate of limited partnership of the Seller; or (ii) except as noted in Section 2(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other agreement, arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than with respect to the Assignment Application described in
Section 4(b) and with respect to agreements set forth in Section 2(c) of the Disclosure Schedule, the Seller does not need to give any notice to, make any filing with, or obtain any Licenses, consent, or approval of any court or government or governmental agency in order for the Parties to enter into this agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the

Ancillary Agreements (including the assignments and assumptions referred to in Section 1(e) above).

      (d) Title to Acquired Assets. Other than the Security Interests set forth on Section 2(d) of the Disclosure Schedule (which shall be released at or before the Closing), the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

      (e) Financial Statements. Included in Section 2(e) of the Disclosure Schedule are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income, and cash flow as of and for the fiscal years ended December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996, for Station WQCB(FM); (ii) unaudited balance sheets and statements of income, as of and for each month during 1996 and each month during 1997 through the month ended October 31, 1997 for Station WQCB(FM); and unaudited balance sheets and statements of income, for the month ended October 31, 1997 for station WBZN(FM) and combined unaudited balance sheet and statement of income for the month ended November 30, 1997 for Stations WQCB(FM) and WBZN(FM) combined. The Financial Statements have been prepared on a consistent basis throughout the periods covered thereby, and fairly present the financial condition of the Stations on such dates and the results of operations for the periods designated therein, and are consistent with the books and records of the Stations (which books and records are correct and complete).

      (f) Subsequent Events. Except as set forth in Section 2(f) of the Disclosure Schedule or as otherwise disclosed in the Financial Statements, since December 31, 1996 with respect to Station WQCB(FM), and since October 1, 1997 with respect to Station WBZN(FM), there has not been any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller with respect to the operation of the Stations. Without limiting the generality of the foregoing, since December 31, 1996 with respect to the operation of Station WQCB(FM), and since October 1, 1997 with respect to the operation of Station WBZN(FM), except as set forth on
Schedule 2(f):

      (i) the Seller has not sold, leased, transferred, or assigned any of its material assets, tangible or intangible;

      (ii) other than this Agreement, the Seller has not entered into any agreement, contract, lease, sublease, license, or sublicense (or series of related agreements, contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

      (iii) no party has accelerated, terminated, modified, or canceled any agreement, contract, lease, sublease, license, or sublicense (or series of related agreements, contracts, leases, subleases, licenses, and sublicenses) involving more than $5,000 to which the Seller is a party or by which it or any of its assets are bound;

      (iv) no Security Interest has been imposed upon any of Seller's assets, tangible or intangible;


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

      (v) the Seller has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of B__iness;

      (vi) the Seller has not made any capital investment in, any loan (other than extensions of credit in the Ordinary Course of Business) to, or any acquisition of the securities or assets (other than acquisitions of assets in the Ordinary Course of Business) of any other person (or series of related capital investments, loans, and acquisitions);

      (vii) [Intentionally Deleted]

      (viii) the Seller has not delayed or postponed (beyond its normal practice in the Ordinary Course of Business) the payment of accounts payable and other Liabilities;

      (ix) the Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

      (x) the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

      (xi) the Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its property or any action adversely affecting the FCC Licenses;

      (xii) the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees giving rise to any claim or right on its part against the person or on the part of the person against it;

      (xiii) the Seller has not entered into any employment contract, consulting contract or severance agreement or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

      (xiv) the Seller has not granted any increase (outside routine salary and wage increases in the Ordinary Course of Business) in the rate of compensation, commissions, bonus or other remuneration payable, or granted any severance or termination pay to, any of its directors, officers, and employees;

      (xv) the Seller has not adopted any (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or (H) other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment;

      (xvi) the Seller has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

      (xvii) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller;


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      (xviii) the Seller has not altered its credit and collection policies or its accounting policies;

      (xix) the Seller has not materially altered the programming, format or call letters of the Stations, or its promotional and marketing activities;

      (xx) the Seller has not applied to the FCC for any modification of the FCC Licenses or failed to take any action necessary to preserve the FCC Licenses and has operated the Stations in compliance therewith and with all FCC rules and regulations; or

      (xxi) the Seller has not committed to do any of the foregoing.

            (g) Tax Matters. The Seller and its partners have timely and properly filed all Tax Returns that they were required to file with respect to the Seller's operations. All such Tax Returns were correct and complete in all respects and properly reflect the tax liability of the Seller. The Seller has not requested any extension of time within which to file returns in respect of any Taxes with respect to the Seller's operations. No Tax deficiencies have been proposed or assessed against the Seller. There are no pending, or to the Seller's knowledge, threatened audits, investigations, or claims for or relating to any liability in respect of Taxes with respect to the Seller's operations. All Taxes owed by the Seller with respect to its operations (whether or not shown on any Tax Return) have been paid. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. No claim has ever been made by any authority in any jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

            (h) Tangible Assets. Section 2(h) of the Disclosure Schedule sets forth a listing of all transmitter and station equipment, vehicles and other material tangible personal property used in conducting the operation and business of the Stations. Except as set forth in Section 2(h) of the Disclosure Schedule, the Seller owns or leases all tangible assets necessary for the conduct of the operation and business of the Stations as presently conducted and as presently proposed to be conducted and all leased assets are specifically identified as such in Section 2(h) of the Disclosure Schedule. Except as set forth in Section 2(h) of the Disclosure Schedule, each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair in all material respects (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. Except as set forth in
Section 2(h) of the Disclosure Schedule, no such tangible asset currently used in the operation of the Stations is in need of replacement. Any leased personal property included within the tangible personal property is, in all material respects, in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof. Except as set forth in Section 2(h) of the Disclosure Schedule, all of the equipment utilized in the operation of the Stations is in material compliance with all FCC and FAA requirements and is sufficient in all material respects to satisfy the intended needs of the normal customary operations of the Stations at all times of the year.

            (i) Real Property. Section 2(i) of the Disclosure Schedule lists and describes briefly all Owned Real Estate and real property leased to the Seller (including, without limitation, complete legal descriptions for


                                       6
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all of the Real Estate). The Seller has delivered to the Buyer correct and complete copies of the Leases. With respect to the Real Estate:

            (i) the Seller has good and marketable title to all of the Owned Real Estate free and clear of all liens, charges, mortgages, security interests, easements, restrictions or other encumbrances of any nature whatsoever except real estate taxes for the year of Closing and municipal and zoning ordinances and recorded utility easements and other matters of record which do not impair the current use, occupancy or value or the marketability of title of the property collectively, the "Permitted Real Estate Encumbrances");

            (ii) the Leases are and, following the Closing will continue to be, legal, valid, binding, enforceable, and in full force and effect;

            (iii) with respect to the Leases, Seller is not (and to the Seller's Knowledge, no other party to any such Lease is) in breach or default (or has repudiated any provision thereof), and no event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder or permit termination, modification, or acceleration thereunder;

            (iv) there are no disputes, oral agreements, or forbearance programs in effect as to any Lease;

            (v) none of the Owned Real Estate and to the Seller's Knowledge, none of the properties subject to the Leases is subject to any lease (other than Leases), option to purchase or rights of first refusal;

            (vi) except for Permitted Real Estate Encumbrances, there are no (i) actual or, to the Seller's Knowledge, proposed special assessments with respect to any of the Real Estate; (ii) pending or, to the Seller's Knowledge, threatened condemnation proceedings with respect to any of the Real Estate;
(iii) pending or, to the Seller's Knowledge, threatened litigation or administrative actions with respect to any of the Real Estate; (iv) mechanic's or materialmens' liens with respect to the Owned Real Estate; (v) material structural or mechanical defects in any of the buildings or improvements located in the Real Estate; (vi) planned or commenced improvements which will result in an assessment or otherwise affect the Real Estate; (vii) governmental agency or court orders requiring the repair, alteration or correction of any existing condition with respect to the Real Estate or any portion thereof; or (viii) any pending or, to the Seller's Knowledge, threatened change in any zoning laws or ordinances which may affect any of the Real Estate or Seller's use thereof;

            (vii) all buildings and improvements on the Real Estate are in good operating condition and repair in all material respects, normal wear and tear excepted;

            (viii) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or its rights thereunder;

            (ix) to the Seller's Knowledge, all facilities on the Real Estate have received all approvals of governmental authorities (including licenses, permits and zoning approvals) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

            (x) except as set forth in Section 2(i) of the Disclosure Schedule, all facilities on the Real Estate are supplied with utilities and other services necessary for the operation of said facilities; and


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            (xi) to the Seller's Knowledge, the owner of each leased facility has good and marketable title to the underlying parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for Permitted Real Estate Encumbrances and Seller's leasehold interest in each Lease has priority over any other interest except for the fee interest therein and Permitted Real Estate Encumbrances;

            (j) Intellectual Property. Section 2(j) of the Disclosure Schedule lists all Intellectual Property of Seller used in, or necessary for, the conduct of the operations of the Stations, specifying as to each, as applicable: (i) the nature of such Intellectual Property, (ii) the owner of such Intellectual Property, (iii) the jurisdictions in which such Intellectual Property is recognized without registration or has been registered, or registration has been applied for, and (iv) material licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which any person is authorized to use such Intellectual Property. The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for or currently used in the operation of the business of the Seller as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Except as set forth in Section 2(j) of the Disclosure Schedule, the Seller has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses. The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller has never received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. Except as set forth in Section 2(j) of the Disclosure Schedule, to the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller. No Intellectual Property of Seller is subject to any order, judgment or agreement restricting the use thereof by Seller in the operation of the Stations.

            (k) Contracts. Section 2(k) of the Disclosure Schedule lists the following contracts, agreements, and other written arrangements (other than with advertisers for the sale of air time which are listed in Section 2(s) of the Disclosure Schedule) to which the Seller is a party:

            (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per year;

            (ii) any written arrangement (or group of related written arrangements) for the purchase or sale of supplies, products, or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $5,000;

            (iii) any written arrangement concerning a partnership or joint venture;

            (iv) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $15,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

            (v) any written arrangement concerning confidentiality or noncompetition;

            (vi) any written arrangement with any of its employees in the nature of a collective bargaining agreement, consulting agreement, compensation agreement, employment agreement, commission agreement, or severance agreement;

            (vii) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller or the Stations;

            (viii) any written arrangement concerning a guaranty by the Seller of the obligations of any other party; or

            (ix) any other written arrangement (or group of related written arrangements) either involving more than $10,000 or not entered into in the Ordinary Course of Business.

The Seller has delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 2(k) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed which is specifically identified in Section 2(k) of the Disclosure Schedule as an Assumed
Contract: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing (if the arrangement has not expired according to its terms); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and
(D) no party has repudiated any provision of the written arrangement. The Seller is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 2(k) of the Disclosure Schedule under the terms of this Section 2(k). Except for the Assumed Contracts, the Buyer shall not have any Liability or obligations for or in respect of any of the contracts set forth in Section 2(k) of the Disclosure Schedule or any other contracts or agreements of the Seller. Except as set forth in Section 2(k) of the Disclosure Schedule, no advertiser of the Stations has indicated within the past year that it will stop, or decrease the rate of, buying services from them.

      (l) Commission Licenses and Compliance with Commission Requirements.

      (i) Except as set forth in Section 2(1) of the Disclosure Schedule, all licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Stations as they are now being operated are (A) in full force and effect, (B) unimpaired by any acts or omissions of the Seller or the Seller's employees or agents, (C) free and clear of any restrictions which might limit the full operation of the Stations, and
(D) detailed in Section 2(1) of the Disclosure Schedule. With respect to the licenses, permits, authorizations, franchises, certificates of compliance and consents referenced in the preceding sentence, Section 2(1) of the Disclosure Schedule also sets forth, without limitation, the date of the last renewal, the expiration date thereof, and any conditions or contingencies related thereto. To Seller's Knowledge, no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any material restriction or limitation upon the operation of the Stations as now conducted. The Seller is not aware of any reason why the FCC Licenses might not be renewed in the ordinary course.

      (ii) The Stations are each in material compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Stations' transmission facilities is restricted in accordance with the policies of the FCC.

      (iii) To the Seller's Knowledge, the Seller is not the subject of any FCC or other governmental investigation or any notice of violation or order, or any material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Stations, and there are no proceedings (other than rule making proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the Licenses.

      (iv) The Seller has filed with the FCC and all other governmental authorities having jurisdiction over the Stations all material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

      (v) The Seller is not aware of any information concerning the Stations that would be reasonably likely to cause the FCC not to grant the Assignment Application free of any conditions that would be reasonably likely to cause a material adverse effect on the consummation of the transactions contemplated by this Agreement or on Buyers' operation of the Stations after the Closing.

      (m) Insurance. Except as set forth in Section 2(m) of the Disclosure Schedule, Seller has delivered to Buyers true and complete copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage. There is no claim by Seller under any such policies as to which coverage has been disputed, and Seller is in material compliance with the terms of each such policy, including payment of premiums.

      (n) Litigation. Section 2(n) of the Disclosure Schedule sets forth each instance in which the Seller: (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge; or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2(n) of the Disclosure Schedule could result in any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller or the Stations taken as a whole. The Seller has no reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

      (o) Employees. Section 2(o) of the Disclosure Schedule sets forth a listing of the names, positions, job descriptions, current salary or wage rates, salary or wage rate increases, and all other forms of compensation paid or to be paid for work at the Stations of each employee of the Seller. Section 2(o) of the Disclosure Schedule also sets forth a list of all employee handbooks and/or manuals relating to the employees of the Seller, true and correct copies of which have been delivered to the Buyer. The Seller is not a party to or bound by any understanding (whether written or oral), agreement or contract with any union, labor organization, employee group or other entity or individual which affects the employment of employees of the Seller including, but not limited to any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller. The Seller has not been subject to a strike, slow down or other work stoppage during the five (5) year period immediately preceding the date hereof and, to the Seller's Knowledge, there are no strikes, slow downs or work stoppages threatened against the Seller. To the Seller's Knowledge, it has not committed any unfair labor practice. To Seller's Knowledge, there is no basis for any claim by any past or present employee of the Seller that such employee was subject to wrongful discharge or any employment discrimination by the Seller or its management arising out of or relating to the employee's race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic under applicable law. No proceedings are pending before any court, governmental agency or instrumentality or arbitrator relating to labor matters, and, to Seller's Knowledge, there is no pending investigation by any governmental agency or, to the Knowledge of the Seller, threatened claim by any such agency or other person relating to labor or employment matters.

      (p) Employee Benefits. Section 2(p) of the Disclosure Schedule lists all Employee Benefit Plans that the Seller maintains or to which the Seller contributes or is required to contribute for the benefit of any current or former employee of the Seller and true and correct copies of each such Employee Benefit Plan have been delivered to the Buyers. Each Employee Benefit Plan (and each related trust or insurance contract) complies and at all times has complied in form and in operation in all respects with the applicable requirements of ERISA and the Code. The Seller does not have any commitment to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any employee or terminated employee of the Seller. There are no pending or, to the Knowledge of the Seller, threatened claims under, by or on behalf of any of the Employee Benefit Plans, by any employee or beneficiary covered by any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits), nor have there been any Reportable Events or Prohibited Transactions with respect to any Employee Benefit Plan.

      (q) Environment, Health, and Safety

            Except as set forth in Section 2(q) of the Disclosure Schedule:

      (i) With respect to the operation of the Stations and the Real Estate, the Seller is, and at all times in the past has been, in compliance in all material respects with all Environmental Laws and all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has ever been filed or commenced or, to the Seller's Knowledge, is threatened, against the Seller alleging any failure to comply with any such Environmental Law or laws concerning employee health and safety.

      (ii) With respect to the operation of the Stations and the Real Estate, the Seller has no Liability (and to Seller's Knowledge there is no Basis related to the past or present operations of the Seller or its predecessors for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) under the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law of any federal, state, local, or foreign government or agency thereof (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, or pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes ("Environmental Laws");

      (iii) The Seller has no Liability (and to Seller's Knowledge there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

      (iv) The Seller has obtained and at all times has been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws or law of any federal, state, or local or foreign government relating to worker health and safety.

      (v) To Seller's Knowledge all properties and equipment used in the business of the Seller have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

      (vi) To Seller's Knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any of the Real Estate in a manner that would constitute a violation of any Environmental Laws.

      (vii) To Seller's Knowledge none of the Acquired Assets are required to be upgraded, modified or replaced to be in compliance with Environmental Laws.

      (viii) Seller has delivered to Buyers a copy of all environmental claims, reports, studies, compliance actions or the like of the Seller or which are available to the Seller with respect to any of the Real Estate or any of the Acquired Assets.

      (ix) No septic systems or wells exist on, in or under any of the Real Estate. No above ground or underground storage tanks have ever been located at, on or under the Real Estate. To Seller's Knowledge, none of the Real Estate is contaminated by hazardous or toxic substances or waste, as defined under Environmental Laws, originating from off-site sources.

      (r) Legal Compliance

      (i) The Seller has complied in all material respects with all material laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced or, to the Seller's Knowledge, is threatened, against the Seller alleging any failure to comply with any such law or regulation, including those relating to the employment of labor, employee civil rights, and equal employment opportunities and antitrust matters.

      (ii) The Seller has filed in a timely manner all material reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all material respects) under all applicable laws (including rules and regulations thereunder) of federal state, local and foreign governments (and all agencies thereof). Except as set forth in
Section 2(r) of the Disclosure Schedule , to the Seller's Knowledge, it has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

      (s) Advertising and Material Contracts. Section 2(s) of the Disclosure Schedule lists all arrangements for the sale of air time or advertising on the Stations in excess of $3,000, and the amount to be paid to the Seller therefor. Except as set forth in Section 2(s) of the Disclosure Schedule, the Seller has no reason to believe and has not received a notice or indication of the intention of any of the advertisers or third parties to material contracts of the Seller to cease doing business or to reduce in any material respect the business transacted with the Seller or to terminate or modify any agreements with the Seller (whether as a result of consummation of the transactions contemplated hereby or otherwise).

      (t) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (u) Undisclosed Commitments or Liabilities. Except as set forth in
Schedule 2(u), there are no commitments, liabilities or obligations relating to any of the Stations, whether accrued, absolute, contingent or otherwise including, without limitation, guaranties by the Seller of the liabilities of third parties, for which specific and adequate provisions have not been made on the Financial Statements (collectively, "Undisclosed Liabilities") except those incurred in or as a result of the Ordinary Course of Business, with respect to station WQCB(FM), since December 31, 1996, and with respect to Station WBZN(FM), since October 1, 1997 (none of which Ordinary Course of Business, obligations have had or will have a material adverse effect on any Stations).

      (v) Disclosure. The representations and warranties contained in this
Section 2 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 2 not misleading.

      3. Representations and Warranties of the Buyer. Buyers represent and warrant to the Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement except as set forth in the Disclosure Schedule.

      (a) Organization of the Buyers. Broadcasting and Licensing are corporations duly organized, validly existing, and in good standing under the laws of Nevada, and on the Closing Date will be duly qualified to conduct business in Maine.

      (b) Authorization of Transaction. Buyers have all necessary corporate power and authority to enter into and perform this Agreement and the Ancillary Agreements and the transactions contemplated thereby, and to acquire the FCC Licenses and to own or lease the Acquired Assets and to carry on the business of the Stations upon the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Buyers' execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated thereby have been duly and validly authorized by all necessary action on their part and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Seller, this Agreement and the Ancillary Agreements constitute valid and binding obligations of Buyers, enforceable against them in accordance with their terms, except as the enforceability of this Agreement and the Ancillary Agreements may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

      (c) Qualification as FCC Licensee. Licensing is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC. Buyers know of no fact that would, under existing law and the existing rules, regulations, policies and procedures of the FCC disqualify Licensing as an assignee of the Stations' FCC Licenses or as the owner and operator of the Stations. No waiver of any FCC rule or policy is necessary to be obtained by Licensing for the grant of the Assignment Application.

      (d) Noncontravention. The execution and the delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), do not (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyers are subject or any provision of their articles of organization or other charter documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyers are a party or by which they are bound or to which any of their assets is subject. Other than the Assignment Application described in Section 4(b), the Buyers do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any court or government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1(e) above).

      (e) Brokers' Fees. Other than the fee payable to George Silverman, which shall be the exclusive liability of the Buyers, the Buyers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

      (f) Litigation. Except for FCC rulemaking proceedings generally affecting the radio broadcasting industry and not particular to Buyers, there is no claim, litigation, proceeding or investigation pending or, to the best of Buyers' Knowledge, threatened against Buyers, which would reasonably be expected, in any material respect, to impair or hinder Buyers' ability to perform their obligations pursuant to this Agreement, the Ancillary Agreements and the documents contemplated thereby.

      (g) Compliance With Laws. Buyers are in compliance with all federal, state and local laws, rules, regulations and ordinances applicable to Buyers, except for any noncompliance by Buyers that would not have a material adverse effect on Buyers' ability to perform their obligations pursuant to this Agreement, the Ancillary Agreements and the documents contemplated thereby.

      (h) Availability of Funds. Buyers will have available on the Closing Date sufficient funds to enable them to consummate the transactions contemplated hereby.

      4. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

      (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 5 below).

      (b) Assignment Applications. The Seller and the Buyers have jointly filed with the FCC an application for assignment of the FCC Licenses, permits and authorizations pertaining to the Stations from the Seller to Licensing (the "Assignment Application"). The costs of the FCC filing fees in connection with the Assignment Application shall be divided equally between the Parties. Each party shall pay its own attorneys' fees. The Seller and the Buyers shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable (but neither the Seller nor the Buyers shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon the Stations or upon any Affiliate or impose significant costs on such party). If the FCC imposes any condition on either party to the Assignment Application, such party shall use commercially reasonable efforts to comply with such condition, provided, that neither party shall be required hereunder to comply with any condition that would have a material adverse effect upon the Stations, the party, or any Affiliate. The Seller and the Buyers shall jointly oppose any requests for reconsideration or judicial review of FCC approval of the Assignment Application and shall jointly request from the FCC an extension of the effective period of FCC approval of the Assignment Application if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this Section 4(b) shall be construed to limit either party's right to terminate this Agreement pursuant to
Section 9 of this Agreement. Notwithstanding the foregoing, the parties shall not file Exhibit 1(c)-1 to this Agreement unless requested by the FCC, and if so requested shall not file Exhibit 1(c)-1 prior to January 31, 1998.

      (c) Employment Offers. Upon notice to the Seller, and at mutually agreeable times, the Seller will permit the Buyers to meet with its employees prior to the Closing Date. Not earlier than one (1) week prior to the Closing, the Buyers may, at their option, extend offers of employment to all or any of the Seller's employees effective on the Closing Date. From and after the execution of this Agreement, the Seller will not take any action to preclude or discourage any of the Seller's employees from accepting any offer of employment extended by the Buyers.

      (d) Notices and Consents. The Seller will give all notices to third parties and shall use commercially reasonable efforts to obtain all third party consents, that the Buyers reasonably may request in connection with the matters pertaining to the Seller disclosed or required to be disclosed in the Disclosure Schedule (including, without limitation, consents to assignment of the Leases and other Assumed Contracts). Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

      (e) Operation of Business. Except as set forth in section 4(e) of the Disclosure Schedule, the Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth in section 4(e) of the Disclosure Schedule the Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in Section 2(f) above.

      (f) Advertising Obligations. The Seller shall satisfy its air time obligations under its agreements for sale of air time and advertising on the Stations for goods or services ("Barter Agreements") such that the outstanding aggregate balance owing under all Barter Agreements as of the Closing Date shall not exceed Five Thousand Dollars ($5,000.00) worth of air time without the Buyers' consent. On the Closing Date, the Seller shall deliver to the Buyers a schedule, certified by an officer of the Seller, reflecting the aggregate outstanding balances under all Barter Agreements in existence as of the Closing Date.

      (g) Operating Statements. The Seller shall deliver to the Buyers, for the Buyers' informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Stations within ten (10) days after each such statement is prepared by or for the Seller.

      (h) Contracts. The Seller will not without the prior written consent of the Buyers amend, change, or modify any of the contracts listed on Section 2(k) of the Disclosure Schedule in any material respect. The Seller will not without prior written consent of the Buyers enter into any new contracts respecting the Stations or their properties, except (i) contracts for the sale of time on the Stations for cash, goods or services which are entered into in the Ordinary Course of Business and comply with Sections 4(f) and 4(j) hereof, (ii) contracts entered into in the Ordinary Course of Business which are cancelable on not more than thirty-one (31) days' notice without penalty or premium, and (iii) contracts entered into in the Ordinary Course of Business each of which does not involve more than Ten Thousand Dollars ($10,000) or all of which do not involve more than Twenty Thousand Dollars ($20,000) in the aggregate.

      (i) Operation of Stations. The Seller shall operate the Stations in material compliance with the FCC Licenses and the rules and regulations of the FCC, and the FCC Licenses shall at all times remain in full force and effect. The Seller shall file with the FCC all material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Stations.

      (j) Credit and Receivables. The Seller will follow its usual and customary policies with respect to extending credit for sales of air time and advertising on the Stations and with respect to collecting accounts receivable arising from such extension of credit.

      (k) Preservation of Business. The Seller will use its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, relationships with lessors, licensors, advertisers, suppliers, customers, and employees, all of the Confidential Information, call letters and trade secrets of the Stations, and the FCC Licenses.

      (l) Full Access and Consultation. The Seller will permit representatives of the Buyers to have full access upon reasonable notice during business hours, and in a manner so as not to interfere with the normal business operations of the Stations, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Stations for the purpose of permitting the Buyer to, among other things: (a) review financial statements of the Stations, (b) verify the accuracy of representations and warranties of the Seller contained in this Agreement, and (c) prepare for the consummation of the transactions contemplated by this Agreement. The Seller will consult with the Buyers' management with a view to informing Buyer's management as to the operations, management and business of the Stations.

      (m) Notice of Developments. The Seller will give prompt written notice to the Buyers of any material development affecting the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Stations. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 4(m), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (n) Exclusivity. The Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization of the Seller, (B) merger or consolidation of the Seller, (C) acquisition or purchase of securities or all or substantially all of the Seller assets, or (D) similar transaction or business combination involving a transfer of control of the Seller or the Stations; or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

      (o) Title Insurance, Surveys and Environmental Assessments. The Seller will obtain (i) with respect to each parcel of Real Estate subject to the Leases, a leasehold owner's policy issued by a title insurer reasonably satisfactory to the Buyer, in an amount equal to the fair market value of such Real Estate (including all improvements located thereon), insuring over the standard pre-printed exceptions, except mechanics liens, and insuring leasehold title to such Real Estate in the Buyers as of the Closing subject only to the Permitted Real Estate Encumbrances, (ii) with respect to each parcel of Owned Real Estate, an owner's policy of title insurance by a title insurer reasonably satisfactory to the Buyer, in an amount equal to the fair market value of such Real Estate (including all improvements located thereon), insuring over the standard pre-printed exceptions, except mechanics liens, and insuring title to the Owned Real Estate to be vested in the Buyers as of the Closing free and clear of all liens and encumbrances except Permitted Real Estate Encumbrances,
(iii) a current survey of each parcel of Real Estate certified to the Buyer and its lender, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Surveys") which shall not disclose any survey defect or encroachment from or onto any of the Real Estate which has not been cured or insured over prior to the Closing; and (iv) with respect to each parcel of Real Estate, a current Phase I environmental site assessment from an environmental consultant or engineer reasonably satisfactory to the Buyers which does not indicate that the Seller and the Real Estate are not in compliance with any Environmental Law and which shall not disclose or recommend any action with respect to any condition to be remediated or investigated or any contamination on the site assessed. The Buyers and the Seller will each pay one-half (1/2) of the costs of these title policies (including costs for title searches, title premiums, abstracting and title examinations), Surveys and environmental assessments.

      (p) Control of Stations. The transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent and approval to the Assignment Application. Between the date of this Agreement and the Closing Date, the Buyers and their employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Stations, and such operation shall be the sole responsibility of and in the control of the Seller.

      (q) Risk of Loss. The risk of loss, damage, or destruction to any of the Acquired Assets shall remain with the Seller until the Closing. In the event of any such loss, damage, or destruction the Seller will promptly notify the Buyer of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the Acquired Assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Seller will, at Seller's expense, repair or replace such Acquired Assets to their former condition as soon as possible after loss, damage or destruction thereof and shall use commercially reasonable efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. The Closing Date shall be extended (with FCC consent, if necessary) for up to sixty
(60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the date of the Seller's notice to the Buyers, and the Buyers determine that the Seller's failure to repair or replace, alone or in the aggregate with any other then existing factors, would have a material adverse effect on the operation of the Stations:

            (a) the Buyers may elect to terminate this Agreement; or

      (b) the Buyers may postpone the Closing Date until such time as the property has been repaired, replaced or restored in a manner and to an extent reasonably satisfactory to the Buyers, unless the same cannot be reasonably effected within sixty (60) days of the date of the Seller's notice to the Buyers, in which case either party may terminate this Agreement; or

      (c) the Buyers may choose to accept the Acquired Asset in their then existing condition, together with the Seller's assignment to the Buyers of all rights under any insurance claims covering the loss, damage or destruction and payment over to the Buyers of any proceeds under any such insurance policies, previously received by the Seller with respect thereto plus an amount equal to the amount of any deductible or self-insurance maintained by Seller on such Acquired Assets.

      In the event the Closing Date is postponed pursuant to this Section 4(q), the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

      (r) Waiver of Final Order Condition. Immediately following the grant of the FCC's consent to the Assignment Applications, and if no petitions to deny or other objections have been filed with respect to the Assignment Applications, the Buyer shall use commercially reasonable efforts to obtain the agreement of Buyer's lender to the funding of the Purchase Price prior to the time at which such FCC consent has become a Final Order. If Buyer's lender so agrees, the Buyer agrees to waive the condition set forth in

Section 5(a)(vi) to the extent it requires that the FCC consent to the Assignment Applications be a Final Order, and the parties agree to consummate the Closing as soon as practicable thereafter.

      5. Conditions to Obligation to Close.

      (a) Conditions to Obligation of the Buyers. The obligation of the Buyers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

      (i) the representations and warranties set forth in Section 2 above shall be true and correct in all material respects (without giving effect to any materiality qualifiers contained in such representations and warranties) at and as of the Closing Date as though made on and as of the Closing Date;

      (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects (without giving effect to any materiality qualifiers contained in such covenants) through the Closing;

      (iii) the Seller shall have procured all of the third party consents specified in Section 4(d) above, including but not limited to those relating to transmitter and studio leases, and all of the title insurance commitments (and endorsements), Surveys and environmental site assessments described in Section 4(o) above;

      (iv) no action, suit, investigation, inquiry or other proceeding shall be pending or, to Seller's Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon Buyers if such transactions are consummated, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

      (v) the Seller shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Sections 5(a)(i) through (iv) is satisfied in all respects;

      (vi) each of the Assignment Applications shall have been approved by a Final Order of the FCC, subject to the provisions of Section 4(r), and the Buyer shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

      (vii) the relevant parties shall have entered into the Postclosing Agreement;

      (viii) the Buyers shall have received from counsel to the Seller an opinion with respect to the matters set forth in Exhibit 5(a)(viii) attached hereto, addressed to the Buyers and its lender and dated as of the Closing Date;

      (ix) the Buyers shall, by November 17, 1997, be satisfied as to the results of their examination and due diligence review referred to in Section 4(l) hereof. If, on or prior to November 17, 1997, Buyers do not deliver to Seller a written notice terminating this Agreement in regard to the contingency described in this Section 5(a) (ix), then the contingency set forth in this Section 5(a) (ix) shall be deemed waived by Buyers; (x) the Acquired Assets shall be free and clear of all Security Interests;

      (xi) three-phase electrical power from Bangor Hydro shall be available at the WBZN(FM) transmitter site at Alton, Maine; provided, however, that if the Seller is unable to cause such power to be available at such site by the date which would otherwise be the Closing Date, the Parties shall proceed to consummate the Closing following agreement on appropriate procedures which shall result in completion of such project as soon as practicable after Closing at the sole cost and expense of Seller;

      (xii) Seller shall have completed, to Buyers' reasonable satisfaction, the remedial actions described in Seller's letter of November 24, 1997 to Buyers responding to Buyers' due diligence investigation; and

      (xiii) all actions to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

      In the event that any of the foregoing conditions to Closing, other than the need for FCC approval, shall not have been satisfied, the Buyers may elect to (i) terminate this Agreement, or (ii) consummate the transactions contemplated herein despite such failure. Regardless of whether the Buyers elect to terminate this Agreement or consummate the transactions described herein, if such failure shall be as a result of a breach of any provision of this Agreement by the Seller (including, without limitation, any breach arising as a result of the failure of the Seller to execute and/or deliver any item described in this
Section 5(a)), the Buyers may seek appropriate remedies for any and all damages, costs and expenses incurred by the Buyers by reason of such breach including, without limitation, indemnification pursuant to Section 7, below.

      (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

      (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects (without giving effect to any materiality qualifiers contained in such representations and warranties) at and as of the Closing Date as though made on and as of the Closing Date;

      (ii) the Buyers shall have performed and complied with all of their covenants hereunder in all material respects (without giving effect to any materiality qualifiers contained in such covenants) through the Closing;

      (iii) no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would
(A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon Seller if such transactions are consummated, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

      (iv) the Buyers shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 5(b)(i)-(iii) is satisfied in all respects;

      (v) the relevant parties shall have entered into the Postclosing
Agreement;

      (vi) the Seller shall have received from FCC counsel to the Buyers an opinion with respect to the matters set forth on Exhibit 5(b)(vi) attached hereto, addressed to the Seller and dated as of the Closing Date;

      (vii) the Seller shall have received from the Buyers certificates from the appropriate public officials in the States of Nevada and Maine as to the good standing of the Buyers in each of such states.

      (viii) all actions to be taken by the Buyers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

      In the event that any of the foregoing conditions to Closing, other than the need for FCC approval, shall not have been satisfied, the Seller may elect to (i) terminate this Agreement, or (ii) consummate the transactions contemplated herein despite such failure. Regardless of whether the Seller elects to terminate this Agreement or consummate the transactions described herein, if such failure shall be as a result of a breach of any provision of this Agreement by the Buyers (including, without limitation, any breach arising as a result of the failure of the Buyers to execute and/or deliver any item described in this Section 5(a)), the Seller may seek appropriate remedies for any and all damages, costs and expenses incurred by the Seller by reason of such breach including, without limitation, liquidated damages pursuant to Section 9(d) of this Agreement or indemnification pursuant to Section 7, below.

      6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

      (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Stations, each of the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 7 below); provided, however, that such access and cooperation does not unreasonably disrupt the normal operations of the cooperating party.

      (c) Adjustments. Operation of the Stations and the income and expenses attributable thereto up through the close of business on the day before the Closing Date shall be for the account of the Seller and thereafter for the account of the Buyers. Such items as employee salaries, vacation, sick day and personal time accruals, and fringe benefits, power and utilities charges, insurance, real and personal property taxes, prepaid expenses, deposits, music license fees, and rents and payments pertaining to the Assumed Contracts (including any contracts for the sale of time for cash, trade or barter so assigned) shall be prorated between the Seller and the Buyers as of the Closing Date in accordance with the foregoing principle. In addition, all commissions payable with respect to the accounts receivable of the Seller (whether due before or after Closing) shall be solely for the account and responsibility of the Seller. Contractual arrangements that do not reflect an equal rate of compensation to a Station over the term of the agreement shall be equitably adjusted as of the Closing Date. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the Closing Date, with a final settlement sixty (60) days after the Closing Date. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be determined by an independent accounting firm mutually acceptable to both parties and the fees and expenses of such accounting firm shall be paid one-half (1/2) by the Seller and one-half (1/2) by the Buyer.

      (d) Collection of Accounts Receivable. At the Closing, the Seller will turn over to the Buyers, for collection only, the accounts receivable of the Stations owing to the Seller as of the close of business on the Closing Date. A schedule of such accounts receivable will be delivered by the Seller to the Buyers on the Closing Date or as soon thereafter as possible. The Buyers agree to use commercially reasonable efforts in the ordinary course of business (but without responsibility to institute legal or collection proceedings) to collect such accounts receivable during the 120-day period following the Closing Date, and will remit all payments received on such accounts during each calendar month during this 120-day period on the tenth day of the next calendar month following receipt of the payment together with an accounting of all payments received within such month. The Buyers shall have the sole right to collect such accounts receivable during such one hundred twenty (120) day period. In the event the Buyers receive monies during the 120-day period following the Closing Date from an advertiser who, after the Closing Date, is advertising over any of the Stations, and that advertiser was included among the accounts receivable as of the Closing Date, the Buyer shall apply said monies to the oldest outstanding balance due on the particular account, except in the case of a "disputed" account receivable. For purposes of this Section 6(d), a "disputed" account receivable means one that the account debtor refuses in writing to pay because he asserts that the money is not owed or the amount is incorrect. In the case of such a disputed account, the Buyers shall immediately return the account to the Seller prior to expiration of the 120-day period following the Closing Date together with any written refusals to pay from the account debtor. If the Buyers return a disputed account to the Seller, the Buyers shall have no further responsibility for its collection and may accept payment from the account debtor for advertising carried on any of the Stations after the Closing Date. At the end of the 120-day period following the Closing Date, the Buyers will turn back to the Seller all of the accounts receivable of the Stations as of the Closing Date owing to the Seller which have not yet been collected, and the Buyers will thereafter have no further responsibility with respect to the collection of such receivables. During the 120-day period following the Closing Date, the Buyers shall afford the Seller reasonable access to the accounts receivable "aging list." The Seller acknowledges and agrees that the Buyers are acting as its collection agent hereunder for the sole benefit of the Seller and that Buyers have accepted such responsibility for the accommodation of the Seller. The Buyer shall not have any duty to inquire as to the form, manner of execution or validity of any item, document, instrument or notice deposited, received or delivered in connection with such collection efforts, nor shall the Buyers have any duty to inquire as to the identity, authority or rights of the persons who executed the same. The Seller shall indemnify Buyers and hold them harmless from and against any judgments, expenses (including attorney's fees) costs or liabilities which the Buyers may incur or sustain as a result of or by reason of such collection efforts.

      (e) Consents. In the event any of the Assumed Contracts are not assignable or any consent to such assignment is not obtained on or prior to the Closing Date, and the Buyers elect to consummate the transactions contemplated herein despite such failure or inability to obtain such consent, the Seller shall continue to use commercially reasonable efforts to obtain any such assignment or consent after the Closing Date. Until the later of such time as such assignment or approval has been obtained or sixty (60) days following the Closing Date, the Seller will cooperate with Buyers in any lawful and economically feasible arrangement to provide that the Buyer shall receive the Seller's interest in the benefits under any such Assumed Contract, including performance by the Seller as agent, if economically feasible; provided, however, that the Buyers shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that Buyers would have been responsible therefor if such consent or assignment had been obtained.

      7. Survival of Representations and Warranties; Indemnification.

      (a) Survival. All of the representations and warranties of the Seller contained in Section 2 of this Agreement (other than the representations and warranties of the Seller contained in Sections 2(a), 2(b), and 2(d) hereof or relating to the Seller's organization, authorization, and title to the Acquired Assets), and the representations of Buyers contained in Section 3 of this Agreement (other than the representations of Buyer contained in Sections 3(a) and 3(b) hereof), shall survive the Closing and continue in full force and effect for a period of three (3) years following Closing. All of the representations and warranties of the Seller contained in Sections 2(a), 2(b), and 2(d) hereof or relating to the Seller's title to the Acquired Assets, all representation and warranties of the Buyers contained in Sections 3(a) and 3(b) hereof, and all covenants of the Buyers and the Seller contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter.

      (b) Indemnification Provisions for the Benefit of the Buyers.

      After the Closing Date, the Seller agrees to indemnify the Buyers from and against the entirety of any Adverse Consequences the Buyers may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

      (i) any misrepresentation or breach of any of the Seller's representations or warranties, and covenants (without regard to any materiality qualifier contained therein) contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Seller;

      (ii) any breach or nonfulfillment of any agreement or covenant (without regard to any materiality qualifier contained therein) of the Seller contained herein or in any Ancillary Agreement;

      (iii) any Retained Liability.

      (c) Indemnification Provisions for the Benefit of the Seller. After the Closing Date, the Buyers agree to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) any misrepresentation or breach of any of the Buyers' representations or warranties (without regard to any materiality qualifier contained therein) contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Buyers or (ii) any breach or nonfulfillment of any agreement or covenant (without regard to any materiality qualifier contained therein) of the Buyers contained herein or in any Ancillary Agreement, or (iii) any Assumed Liability.

      (d) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged as a result of such failure. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, and/or in the event the Indemnifying Party shall fail to defend such claim actively and in good faith, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

      (e) Limitations on Indemnification. Notwithstanding the foregoing, Seller's obligation to indemnify Buyers under Section 7(b)(i) or (ii), and Buyers' obligation to indemnify Seller under Section 7(c)(i) or (ii), shall be subject to the following limitations:

            (i) No indemnification shall be required to be made by Buyers or Seller as the Indemnifying Party, as the case may be, under Section 7(c) or 7(b) until the aggregate amount of damages of Buyers or Seller as Indemnified Party exceeds Thirty-Five Thousand Dollars ($35,000), in which case the Indemnifying Party shall be liable for all such Liability.

            (ii) The Indemnified Party shall be entitled to Indemnification only for those Adverse Consequences arising with respect to any claim as to which Indemnified Party has given the Indemnifying Party written notice within the appropriate time period set forth in Section 7(a) hereof for such claim.

            (iii) All of Buyer's or Seller's recovery sought under Section 7(b) or 7(c) hereof shall be net of any insurance proceeds received by Buyers or Seller as Indemnified Parties, as the case may be, or which such party shall be entitled to receive, with respect to the events giving rise to such Adverse Consequences. Buyers and Seller agree that, subsequent to Closing, each party shall look first to recover under its applicable insurance policies, if any, prior to seeking indemnity as Indemnified Party from the other party hereto as Indemnifying Party.

            (iv) In no event shall Indemnifying Party's right to indemnify exceed the amount of the Purchase Price of the transactions contemplated by this Agreement.

            (v) Following the consummation, the sole and exclusive remedy for either party for any claim arising out of a breach of any representation, warranty, covenant, or other agreement herein shall be a claim for indemnification pursuant to this Section 7 except with respect to any claim for injunctive relief regarding a breach by any party of its obligations under the covenant not to compete set forth in the Post-Closing Agreement or except as otherwise provided in the Post-Closing Agreement.

      8. Definitions

      "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller, other than Retained Assets, that are used or useful in the operation of the Stations, wherever located, including but not limited to all of its (a) leaseholds and other interests of any kind therein, improvements, fixtures, and fittings thereon (such as towers and antennae), and easements, rights-of-way, and other appurtenances thereto); (b) tangible personal property (such as fixed assets, computers, data processing equipment, electrical devices, monitoring equipment, test equipment, switching, terminal and studio equipment, transmitters, transformers, receivers, broadcast facilities, furniture, furnishings, inventories of compact disks, records, tapes and other supplies, vehicles, and all assignable warranties with respect thereto; (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) rights under orders and agreements (including those Barter Agreements and Advertising Contracts identified on the Disclosure Schedule) now existing or entered into in the Ordinary Course of Business for the sale of advertising time on the Stations; (e) Assumed Contracts, indentures, Security Interests, guaranties, other similar arrangements, and rights thereunder; (f) call letters of the Stations, jingles, logos, slogans, and business goodwill of the Stations; (g) Licenses and similar rights obtained from governments and governmental agencies; and (h) FCC logs and records and all other books, records, ledgers, logs, files, documents, correspondence, advertiser lists, all other lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, program production materials, studies, reports, and other printed or written materials; and (i) goodwill of the Stations.

      "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

      "Advertising Contracts" has the meaning set forth in Section 2(s), above.

      "Affiliate" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

      "Assignment Application" has the meaning set forth in Section 4(b) above.

      "Assumed Contracts" means the Leases, the Barter Agreements, the Advertising Contracts and those contracts specifically identified as Assumed Contracts in Section 2(k) of the Disclosure Schedule.

      "Assumed Liabilities" means obligations of the Seller which accrue after the Closing Date under the Assumed Contract either: (i) to furnish services, and other non-Cash benefits to another party after the Closing; or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing. The Assumed Liabilities shall not include any Retained Liabilities.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would reasonably be expected to form the basis for any specified consequence.

      "Buyers" has the meaning set forth in the preface to this Agreement.

      "Cash" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in Section 1(d) above.

      "Closing Date" has the meaning set forth in Section 1(d) above.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidential Information" means any information concerning the businesses and affairs of the Seller.

      "Disclosure Schedule" has the meaning set forth in Section 2 above.

      "Earnest Money Deposit" has the meaning set forth in Section 1(c) above.

      "Earnest Money Escrow Agreement" has the meaning set forth in Section 1(c) above.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      "Environmental Laws" has the meaning set forth in Section 2(q), above.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" means the George Mason Bank.

      "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "FCC" means the Federal Communications Commission of the United States.

      "FCC Licenses" means the licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued by the FCC to the Seller in connection with the conduct of the business and operation of the Stations.

      "Final Order" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

      "Financial Statements" has the meaning set forth in Section 2(e) above.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Indemnified Party" has the meaning set forth in Section 7(d) above.

      "Indemnifying Party" has the meaning set forth in Section 7(d) above.

      "Intellectual Property" means all (a) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (b) all programs, programming materials, copyrights and registrations and applications for registration thereof, (c) computer software, data, and documentation, (d) trade secrets and confidential business information (including ideas, and compositions) know-how, market and other research information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (e) other proprietary rights, and
(f) copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" means actual knowledge after reasonable investigation.

      "Leases" means those real estate leases to which Seller is a party governing Seller's studios and FM tower sites in Brewer, Old Town, Garland and Alton, Maine, as described in Section 2(i) of the Disclosure Schedule.

      "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Licenses" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Seller with respect to the operations of the Stations and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

      "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Owned Real Estate" means the real property owned by the Seller in Garland, Maine as described in Section 2(i) of the Disclosure Schedule and all buildings, fixtures, and improvements located thereon.

      "Party" has the meaning set forth in the preface to this Agreement.

      "Permitted Real Estate Encumbrances" shall have the meaning set forth in
Section 2(i), above.

      "Post-Closing Agreement" means the Post-Closing Agreement with Seller's owners in the form attached hereto as Exhibit 1(f). "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

      "Purchase Price" has the meaning set forth in Section 1(c) above.

      "Real Estate" means the Owned Real Estate and the real estate, building, fixtures and improvements which are the subject of the Leases.

      "Reportable Event" has the meaning set forth in ERISA Section 4043.

      "Retained Assets" means (i) the certificate of limited partnership, taxpayer and other identification numbers, seals, minute books, and other documents relating to the organization, maintenance, and existence of the Seller; (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement); (iii) accounts, notes and other receivables of the Seller; (iv) claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery (including rights under policies of insurance), rights of set off, and rights of recoupment; (v) Cash, and (vi) Seller's partnership name.

      "Retained Liabilities" means any obligations or Liabilities of the Seller other than the Assumed Liabilities, including but not limited to: (i) any Liability relating to the ownership or operation of the Stations prior to the Closing; (ii) subject to Buyers' obligations under Sections 4(o) and 10(l) to pay one-half (1/2) of the costs of title policies, Surveys, environmental assessments, and transfer or sales taxes and other recording or similar fees, any Liability of the Seller for income, transfer, sales, use, and other Taxes of the transactions arising in connection with the consummation contemplated hereby; (iii) any Liability of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby (except as set forth in Section 4(o) relating to Surveys, title commitments and environmental audits, Section 4(b) with regard to the Assignment Application, and Section 10(l) relating to transfer or sales taxes and other recording or similar fees), or (iv) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement).

      "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; and (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation.

      "Seller" has the meaning set forth in the preface to this Agreement.

      "Stations" means the radio broadcast stations having the call letters WQCB(FM) and WBZN(FM), licensed by the FCC to operate in Brewer, Maine, and Old Town, Maine, respectively.

      "Surveys" has the meaning set forth in Section 4(o) above.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      9. Termination

      (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

      (i) the Buyers and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

      (ii) the Buyers may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in material breach of any representation, warranty, or covenant contained in this Agreement; provided, however, that Seller shall have twenty (20) days following such notice to cure the breach, after which time if such breach remains uncured, Buyers may terminate this Agreement;

      (iii) the Seller may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing in the event the Buyers are in material breach of any representation, warranty, or covenant contained in this Agreement; provided, that Buyer shall have twenty (20) days following such notice to cure the breach, after which time if such breach remains uncured, Seller may terminate this Agreement;

      (iv) the Buyers may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before the 360th day following the date of this

Agreement by reason of the failure of any condition precedent under Section 5(a) hereof (unless the failure results primarily from the Buyers themselves breaching any representation, warranty, or covenant contained in this Agreement);

      (v) the Seller may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing if the Closing shall not have occurred on or before the 360th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement); or

      (vi) the Buyers or the Seller may terminate this Agreement if any Assignment Application is denied by Final Order.

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      (c) Specific Performance. Seller acknowledges and agrees that the Buyers would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the Buyers shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which it may be entitled, at law or in equity.

      (d) Liquidated Damages. The Buyer and the Seller acknowledge that in the event that the transactions contemplated by this Agreement are not closed because of a default by Buyers, the Adverse Consequences to Seller as a result of such default may be difficult, if not impossible, to ascertain. Accordingly, in lieu of indemnification pursuant to Section 7(c), Seller shall be entitled to receive, as liquidated damages, the Earnest Money Deposit plus Three Hundred Twenty Thousand Dollars in the event of a termination of this Agreement pursuant to Section 9(a)(iii), without the need for proof of damages, subject only to successfully proving in a court of competent jurisdiction that the other Party has materially breached this Agreement and that the transactions contemplated hereby have not occurred as a result thereof. The Buyers and the Seller agree that the Earnest Money Deposit plus Three Hundred Twenty Thousand Dollars, as liquidated damages, will be released and paid to Seller within ten (10) days of the date that the Seller obtains such a judgment.

      10. Miscellaneous

      (a) Survival. The representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in Section 7(a) hereof and the Post-Closing Agreement with respect to Seller's owners.

      (b) Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other

Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

      (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

      (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof, provided, however, that the Parties' obligations under Section 6 of the letter agreement dated October 3, 1997 between Seller and Buyers shall survive execution of this Agreement.

      (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that (i) the Buyers may assign all of its right, title and interest in, to and under this Agreement to one or more Affiliates, who shall then, subject to the terms and conditions of this Agreement, have the right to receive the Acquired Assets, assume the Assumed Liabilities, and to pay to the Seller the Purchase Price therefor, and (ii) Buyers may assign their indemnification claims and their rights under the warranties and representations of the Sellers to the financial institution(s) providing financing to the Buyers in connection with this transaction); provided further, however, an assignment by Buyers pursuant to Section 10(e)(i) shall not be permitted if it would result in a major amendment to, or otherwise delay processing of, the Assignment Application.

      (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered via prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed to the intended recipient as set forth below:

            If to the Seller:

      Castle Broadcasting Limited Partnership
      200 Danforth Street
      Portland, ME 04102
            Attn: Rudolph F. Haffenreffer; IV
      Fax: (207) 773-9727

            Copy to:

      Dow Lohnes & Alberton
      1200 New Hampshire Ave., N.W.
      Washington, DC 20036
      Attn: M. Anne Swanson, Esq.
      Fax: (202) 776-2222

      Rudman & Winchell, LLC
            84 Harlow Street
            P.O. Box 1401
            Bangor, Maine 04402-1401
            Attn: George F. Eaton, II, Esq.
            Fax: (207) 941-9715


        (which copies shall not constitute notice to Seller)

      If to the Buyers:

      Cumulus Broadcasting, Inc.
      Cumulus Licensing Corp.
      c/o QUAESTUS Management Corp.
      330 E. Kilbourn Avenue, Suite 250
      Milwaukee, WI 53202
      Attn: Terrence J. Leahy
      Fax: (414) 283-4505

      With a copy to:

      Cumulus Broadcasting, Inc.
      Cumulus Licensing Corp.
      875 N. Michigan Avenue
      Suite 3650
      Chicago, Illinois 60611
      Attn: Richard J. Bonick
      Fax: (312) 867-0098

         and

Paul, Hastings, Janofsky & Walker LLP
1299 Pennsylvania Avenue, N.W.
Washington, D.C.  20004
Attn: J. Griffith Johnson, Jr., Esq.
Fax: (202) 508-9700

(which copy shall not constitute notice to Buyer)

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

      (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Maine.

      (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      (l) Expenses. The Buyers and the Seller, will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than as set forth in Section 4(b) with regard to the Assignment Applications and as set forth in
Section 4(o) with respect to Surveys, title commitments and environmental audits. The Seller will pay all income taxes related to pre-Closing income of the Stations. The Seller and the Buyers will each pay one-half (1/2) of any transfer or sales taxes and other recording or similar fees necessary to vest title to each of the Acquired Assets in the Buyers.

      (m) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Maine in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the

Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(h) above. Nothing in this Section 10(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.


CUMULUS BROADCASTING, INC.


By:
                           (printed)
------------------------------------
Title:


CUMULUS LICENSING CORPORATION


By:
                           (printed)
------------------------------------
Title:


CASTLE BROADCASTING LIMITED PARTNERSHIP


By:
                           (printed)
------------------------------------
Title:

EXHIBIT 1(c)-1


The Purchase Price shall be Six Million Four Hundred Thousand Dollars ($6,400,000.00).

The Earnest Money Deposit shall be Three Hundred Twenty Thousand Dollars ($320,000.00).

                  LIST OF OMITTED SCHEDULES AND/OR EXHIBITS:

Exh. 1(c)(2)     Escrow Agreement
Exh. 1(f)        Post Closing Agreement
Exh. 5(a)(viii)  Opinion of Seller's Counsel
Exh. 5(b)(vi)    Opinion of Seller's FCC Counsel
Disclosure schedule

The preceding schedules and/or exhibits have been omitted from this exhibit. The Company agrees to provide copies of such schedules and/or exhibits to the Commission upon request.